Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Rob Fink/Brett Maas
Investor Relations	Hayden - IR
775-356-9029 (ext. 65726)	646-415-8972/646-536-7331
slavi@ormat.com	rob@haydenir.com / brett@haydenir.com

Ormat Technologies Reports First Quarter Revenue of $151.6 Million and Adjusted EBITDA of $80.2 Million

Strong Gross Margin Increases Net income and Adjusted EBITDA

RENO, Nev. May 4, 2016 - Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the first quarter ended March 31, 2016.

First Quarter Highlights and Recent Developments:

●	Total revenues of $151.6 million, up 26.1% compared to the first quarter of 2015;

●	Product segment revenues of $43.7 million, up 44.4% compared to the first quarter of 2015;

●	Electricity segment revenues of $107.9 million, up 19.9% compared to the first quarter of 2015;

●	Electricity generation increased 16.4% to 1.4 million MWh;

●	Gross margin increased to 42.1% of total revenues compared to 36.6% in the first quarter of 2015;

●	Operating income grew 69.3% to $50.5 million compared to $29.9 million in the first quarter of 2015;

●	Adjusted EBITDA of $80.2 million, up 22.8% compared to $65.3 million in the first quarter of 2015;

●	Net income attributable to the company's shareholders of $29.3 million, or $0.59 per diluted share, compared to $10.0 million, or $0.21 per diluted share, in the first quarter of 2015;

●	Declared a quarterly dividend of $0.07 per share for the first quarter of 2016;

●	Signed definitive agreements to acquire geothermal power plant in the Island of Guadeloupe; and

●	Signed an agreement to jointly build, own, and operate the Rabbit Hill Energy Storage Project located in Georgetown, Texas which moves us for the first time into the energy storage arena.

“This was a strong start to 2016, as our focus on manufacturing and operational efficiency drove both top-line growth and margin expansion, enabling us to deliver a 22.8% increase in Adjusted EBITDA and a 191.8% increase in net income compared to the first quarter last year,” noted Isaac Angel, Chief Executive Officer. “We expect our gross margins in the products segment during 2016 to be higher than normal, thanks to lower commodity prices, the contribution of several large contracts, and higher revenue contribution. Gross margins should normalize in 2017. In the electricity segment, the contribution of second phase at our McGinness Hills and Don A. Campbell plants as well as the fourth plant at Olkaria are driving margin expansion, as additional capacity typically operates at higher gross margins due to more efficient utilization of infrastructure and related personnel expenses. Overall, our diversified revenue streams, and our methodical focus on operational excellence is enabling us to overcome challenges related to lower oil and natural gas prices and we were able to deliver strong and improving results.”

“In our electricity segment, we continue to expect to add 160 to 190 megawatts of capacity by the end of 2018,” continued Mr. Angel. “We will achieve this by bringing new plants online, expanding existing plants and adding capacity from our acquisition of a geothermal power plant in the Island of Guadeloupe in the Caribbean”. During the quarter, we also made our first announcement related to one of the key component in our long-term strategic goals. We signed an agreement to jointly build, own, and operate with Alevo, an energy storage project in Georgetown, Texas. Entering the energy storage market will advance our goals of transitioning from a geothermal company to a recognized leader in the renewable energy industry”.

Guidance

Mr. Angel added, “We reiterate our guidance and expect full-year 2016 total revenue of between $620 million and $640 million with product segment revenue of between $210 million and $220 million. For the electricity segment, we expect revenues to be between $410 million and $420 million. We expect 2016 Adjusted EBITDA of $300 to $310 million for the full year. We expect annual Adjusted EBITDA attributable to minority’s interest to be approximately $17 million. This amount assumes the inclusion of the second phase of the Don A. Campbell power plant in the joint venture with Northleaf.”

Financial Summary

First Quarter Results

For the three months ended March 31, 2016, total revenues were $151.6 million, up from $120.2 million in the first quarter of 2015, an increase of 26.1%. Electricity revenues increased 19.9% to $107.9 million in the three months ended March 31, 2016, up from $90.0 million in the three months ended March 31, 2015. Product revenues increased 44.4% to $43.7 million in the three months ended March 31, 2016, up from $30.3 million in the three months ended March 31, 2015.

The company reported net income attributable to the company’s shareholders of $29.3 million, or $0.59 per diluted share, compared to net income attributable to the company’s shareholders of $10.0 million, or $0.21 per diluted share, for the same period last year.

Adjusted EBITDA for the three months ended March 31, 2016 was $80.2 million, compared to $65.3 million for the three months ended March 31, 2015, an increase of 22.8%. The reconciliation of GAAP net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flows information is set forth below in this release.

On May 4, 2016, ORMAT’s Board of Directors approved a payment of a quarterly dividend of $0.07 per share pursuant to the company’s dividend policy. The dividend will be paid on May 24, 2016 to shareholders of record as of closing of business on May 18, 2016. In addition, the company expects to pay quarterly dividends of $0.07 per share in the next two quarters.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 10 a.m. ET on Wednesday, May 5, 2016. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the Events & Presentations in the Investor Relations section of Ormat's website.

An archive of the webcast will be available approximately 30 minutes after the conclusion of the live call.

Please ask to be joined into the Ormat Technologies, Inc. call.

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CONFERENCE REPLAY

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About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 72 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 450 employees in the United States and over 600 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,000 MW of gross capacity. Ormat’s current 697 MW generating portfolio is spread globally in the U.S., Guatemala and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three-Month Periods Ended March 31, 2016 and 2015

(Unaudited)

	Three Months Ended March 31
	2016	2015
	(In thousands, except per share data)
Revenues:
Electricity	$107,868	$89,953
Product	43,726	30,278
Total revenues	151,594	120,231
Cost of revenues:
Electricity	63,686	55,581
Product	24,035	20,625
Total cost of revenues	87,721	76,206
Gross margin	63,873	44,025
Operating expenses:
Research and development expenses	349	363
Selling and marketing expenses	3,675	3,433
General and administrative expenses	8,749	10,204
Write-off of unsuccessful exploration activities	557	174
Operating income	50,543	29,851
Other income (expense):
Interest income	320	9
Interest expense, net	(16,023)	(17,828)
Foreign currency translation and transaction gains (losses)	1,962	(1,366)
Income attributable to sale of tax benefits	4,398	5,552
Other non-operating expense, net	191	283
Income before income taxes and equity in losses of investees	41,391	16,501
Income tax provision (benefit)	(9,509)	(5,459)
Equity in losses of investees, net	(937)	(775)

Net income	30,945	10,267
Net income attributable to noncontrolling interest	(1,674)	(235)
Net income attributable to the Company's stockholders	$29,271	$10,032

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Net Income	$0.60	$0.21

Diluted:
Net Income	$0.59	$0.21

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	49,173	47,244
Diluted	49,782	48,079

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of March 31, 2016 and December 31, 2015

	March 31,	December 31,
	2016	2015
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$148,498	$185,919
Restricted cash, cash equivalents and marketable securities	64,129	49,503
Receivables:
Trade	76,465	55,301
Other	8,646	7,885
Inventories	16,795	18,074
Costs and estimated earnings in excess of billings on uncompleted contracts	29,897	25,120
Prepaid expenses and other	35,135	33,334
Total current assets	379,565	375,136
Deposits and other	17,415	17,968
Deferred charges	42,613	42,811
Property, plant and equipment, net	1,570,074	1,559,335
Construction-in-process	220,981	248,835
Deferred financing and lease costs, net	4,430	4,022
Intangible assets, net	25,056	25,875
Total assets	$2,260,134	$2,273,982
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$82,487	$91,955
Short term revolving credit lines with banks (full recourse)	9,000	—
Billings in excess of costs and estimated earnings on uncompleted contracts	30,917	33,892
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	29,917	29,930
Other loans	21,495	21,495
Full recourse	11,229	11,229
Total current liabilities	185,045	188,501
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	290,201	294,476
Other loans	270,869	275,888
Full recourse:
Senior unsecured bonds	249,665	249,698
Other loans	17,036	18,687
Unconsolidated investments	12,216	8,100
Liability associated with sale of tax benefits	6,714	11,665
Deferred lease income	57,516	58,099
Deferred income taxes	16,502	32,654
Liability for unrecognized tax benefits	10,639	10,385
Liabilities for severance pay	19,118	19,323
Asset retirement obligation	21,262	20,856
Other long-term liabilities	5,018	1,776
Total liabilities	1,161,801	1,190,108

Equity:
The Company's stockholders' equity:
Common stock	49	49
Additional paid-in capital	854,260	849,223
Retained earnings (accumulated deficit)	162,195	148,396
Accumulated other comprehensive income (loss)	(10,849)	(7,667)
	1,005,655	990,001
Noncontrolling interest	92,678	93,873
Total equity	1,098,333	1,083,874
Total liabilities and equity	$2,260,134	$2,273,982

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information

For the Three-Month Periods Ended March 31, 2016 and 2015

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities,(iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction cost, (vi) stock-based compensation, (vii) gain from extinguishment of liability, and (viii) gain on sale of subsidiary and property, plant and equipment. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following tables reconcile net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA for the three-month periods ended March 31, 2016 and 2015.

	Three Months Ended March 31
	2016	2015
	(in thousands)
Net cash provided by operating activities	$27,044	$83,147
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	14,127	15,972
Interest income	(320)	(9)
Income tax provision	9,509	5,459
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	30,082	(47,220)
EBITDA	$80,442	$57,349

Mark to market on derivative instruments which represents swap contracts on natural gas and oil prices	174	4,129
Stock-based compensation	842	1,127
Merger and acquisition transaction costs	147	3,400
Write-off of unsuccessful exploration activities	557	174
Mark to market on derivatives which represents currency forward contracts	(1,920)	(860)
Adjusted EBITDA	$80,242	$65,319

Net cash used in investing activities	$(44,620)	$(47,257)
Net cash used in financing activities	$(19,845)	$(5,396)

	Three Months Ended March 31
	2016	2015
	(in thousands)
Net income	$30,945	$10,267
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	15,703	17,819
Income tax provision	9,509	5,459
Depreciation and amortization	24,285	23,804
EBITDA	$80,442	$57,349

Mark to market on derivative instruments which represents swap contracts on natural gas and oil prices	174	4,129
Stock-based compensation	842	1,127
Merger and acquisition transaction costs	147	3,400
Write-off of unsuccessful exploration activities	557	174
Mark to market on derivatives which represents currency forward contracts	(1,920)	(860)
Adjusted EBITDA	$80,242	$65,319